Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2023 and

Will Host Conference Call and Webcast on Wednesday, May 3, 2023

Burr Ridge, Illinois - (May 2, 2023) BankFinancial Corporation (Nasdaq – BFIN) (the “BankFinancial”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and a Quarterly Financial and Statistical Supplement in Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income for the three months ended March 31, 2023 of $2.6 million, or $0.21 per common share, compared to net income of $1.3 million, or $0.10 per common share, for the three months ended March 31, 2022. At March 31, 2023, BankFinancial had total assets of $1.544 billion, total loans of $1.225 billion, total deposits of $1.315 billion and stockholders' equity of $152 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review first quarter 2023 results in a conference call and webcast for stockholders and analysts on Wednesday, May 3, 2023 at 9:30 a.m. Chicago, Illinois Time.   All participants will need to register for the conference call using the conferencing link below.  We will also publish the conferencing link on our website.  Participant registration URL:  https://register.vevent.com/register/BIf2e8087e1c70480caec84331f46b1ef2

This link will take participants to the online registration form.  On the day of the call participants will have their choice of options: dial-in to the call with the number and unique passcode provided OR select the dial-out “Call Me” option to connect their phone instantly.  Participants can join via desktop, tablet or phone.

For those persons unable to participate in the conference call, the webcast will be archived through Wednesday, May 17, 2023 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877